Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

SBA Communications Corporation Prices $450 Million Convertible Senior Notes

BOCA RATON, FLORIDA, April 21, 2009 — SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today announced the pricing of an offering of $450 million principal amount of 4.00% Convertible Senior Notes due 2014, which was upsized from the previously announced $350 million. In addition, SBA has granted the initial purchasers the option to purchase an additional $50 million principal amount of notes upon the same terms. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will pay interest semi-annually at a rate of 4.00% per annum. The notes will be convertible, at the holder’s option, under certain circumstances at an initial conversion rate of 32.9164 shares of SBA’s Class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $30.38 or a 22.5% conversion premium based on the closing stock price of $24.80 per share of SBA’s Class A common stock on April 20, 2009. Upon conversion, SBA’s conversion obligation may be settled in cash, shares of SBA’s Class A common stock, or a combination of cash and shares of SBA’s Class A common stock.

SBA estimates that the net proceeds from this offering will be approximately $439.3 million after deducting initial purchasers’ discounts and expenses. SBA expects to use a portion of the net proceeds from the offering to repurchase, contemporaneously with the closing of the sale of the notes, 2.016 million shares of its Class A common stock, for $50 million, based on the closing stock price of $24.80 on April 20, 2009. In addition, SBA expects to use approximately $55.5 million of the net proceeds from the notes offering plus proceeds from the warrant transactions referred to below to fund the cost of the convertible note hedge transactions that SBA entered into contemporaneously with the pricing of the notes. The remaining net proceeds will be used for general corporate purposes, including repurchases or repayments of SBA’s outstanding debt.

As discussed above, in connection with the offering, SBA has entered into convertible note hedge transactions with affiliates of certain of the initial purchasers of the notes (the “hedge counterparties”) and intends to use a portion of the net proceeds from this offering to pay for the cost of the convertible note hedge transactions. SBA has also entered into separate warrant transactions with the hedge counterparties. If the initial purchasers exercise their option to purchase additional notes to cover over-allotments, SBA will enter into additional warrant transactions and use a portion of the net proceeds from the sale of the additional notes and the additional warrants to enter into additional convertible note hedge transactions. The convertible note hedge transactions and the warrant transactions, taken as a whole, effectively increase the conversion price of the notes from $30.38 per share to $44.64 per share, reflecting a premium of 80% based on the closing stock price of $24.80 per share of SBA’s Class A common stock on April 20, 2009.

Concurrently with the pricing of the notes and entering into the convertible note hedge transactions, SBA also terminated that portion of the convertible note hedge transactions that it entered into in March 2007 with respect to its 0.375% Convertible Senior Notes due 2010 which relates to the $264.1 million principal amount of 0.375% Convertible Senior Notes that SBA previously repurchased for cash or stock, and a corresponding portion of the warrant transactions that it entered into on the same day. SBA will receive approximately 546,000 shares from the counterparties to the terminated hedge and warrant transactions, representing a net value to SBA of approximately $13.5 million, based on the closing stock price of $24.80 on April 20, 2009.

The counterparties to the new hedging transactions and the 2007 hedging transactions, or their respective affiliates, expect to enter into privately negotiated derivative transactions between themselves in SBA Class A common stock concurrently with or shortly after the pricing of the notes. In addition, at the same time, the hedge counterparties to the new transactions also expect to purchase shares of, and/or enter into derivatives in, SBA Class A common stock in privately negotiated transactions with third parties and/or in open market transactions. The 2007 hedge counterparties may unwind various derivative transactions by selling SBA’s Class A common stock in open market transactions shortly following the pricing of the notes. The counterparties to the new hedging transactions have also informed SBA that they are likely to modify their hedge positions by entering into or unwinding various derivative transactions and/or by purchasing or selling SBA’s Class A common stock in secondary market transactions during the term of the notes. The effect, if any, of these transactions and activities on the market price of SBA’s Class A common stock will depend on several factors including market conditions.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of SBA Class A common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses — site leasing and site development services. The primary focus of SBA is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 45,000 antenna sites in the United States.

This press release includes forward-looking statements regarding SBA’s intention to issue the notes and its intended use of the proceeds. These forward-looking statements may be affected by risks and uncertainties in the Company’s business, market conditions and other factors. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2009. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including the risk that the offering of the notes cannot be successfully completed. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.